Exhibit 99.1

Virtusa Announces Fourth Quarter and Fiscal Year 2011 Consolidated Financial Results

•                  Fourth quarter fiscal 2011 revenue of $58.3 million increased 22% year-over-year and 21% in constant currency.  Fourth quarter fiscal 2011 diluted EPS increased to $0.21, compared to diluted EPS of $0.15 for the year ago period.

•                  Record full year fiscal 2011 revenue of $218.0 million increased 33% year-over-year and 33% in constant currency.  Full year fiscal 2011 diluted EPS increased to $0.66, compared to diluted EPS of $0.50 for the full year fiscal 2010.

•                  Added 6 new clients during the fourth quarter fiscal 2011; ended the 2011 fiscal year with 80 active clients.

Westborough, MA — (May 11, 2011) — Virtusa Corporation (NASDAQ: VRTU), a global IT services company that offers a broad spectrum of business consulting and outsourcing services, today reported consolidated financial results for the fourth quarter and fiscal year ended March 31, 2011.

Fourth Quarter Fiscal 2011 Consolidated Financial Results

Revenue for the fourth quarter of fiscal 2011 was $58.3 million, an increase of 5% sequentially and 22% year-over-year. On a constant currency basis (1), fourth quarter revenue increased 4% sequentially and 21% year-over-year.

Virtusa reported income from operations of $5.7 million for the fourth quarter of fiscal 2011, an increase compared to $5.0 million for the third quarter of fiscal 2011, and an increase compared to $3.2 million for the fourth quarter of fiscal 2010.

Net income for the fourth quarter of fiscal 2011 was $5.2 million, or $0.21 per diluted share, an increase compared to $4.2 million, or $0.17 per diluted share, for the third quarter of fiscal 2011 and an increase compared to $3.6 million, or $0.15 per diluted share, for the fourth quarter of fiscal 2010.

The Company ended the fourth quarter of fiscal 2011 with $111.8 million of cash, cash equivalents, short-term investments and long-term investments (2).  The Company generated cash from operations of $6.4 million during the fourth quarter of fiscal 2011.

Fiscal Year 2011 Consolidated Financial Results

For the fiscal year ended March 31, 2011, revenue increased 33%, to a record $218 million, compared to the fiscal year ended March 31, 2010.  On a constant currency basis (1), fiscal year 2011 revenue increased 33% year-over-year.

Virtusa reported income from operations of $17.8 million for fiscal year 2011, an increase compared to $12.9 million for fiscal year 2010.

Net income for fiscal year 2011 was $16.2 million, or $0.66 per diluted share, an increase compared to $12.1 million, or $0.50 per diluted share, for fiscal 2010.

The Company generated cash from operations of $19.8 million for fiscal year 2011.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are very pleased with our performance in the fourth quarter and fiscal year 2011.  Our differentiated value proposition, combined with the investments we have been making in strengthening our business consulting, industry specialization and solutions offerings, is resonating particularly well within the marketplace.  As we enter fiscal 2012, we have the strongest client base in our history, and we will remain focused on reducing our clients’ total cost of ownership, accelerating their time-to-market and improving their customer experience.”

Ranjan Kalia, Chief Financial Officer, said, “The fourth quarter was a strong finish to a fiscal year in which we achieved revenue, operating profit and EPS growth, each in excess of 30 percent,”  Mr. Kalia added, “Our current fiscal year 2012 guidance calls for Virtusa to continue to exceed industry growth rates and realize ongoing operating margin expansion.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter fiscal 2012 revenue is expected to be in the range of $59.6 to $61.6 million, with diluted EPS of $0.16 to $0.20.

•                  Fiscal year 2012 revenue is expected to be in the range of $252 to $266 million, with diluted EPS of $0.78 to $0.94.

The Company’s first quarter and fiscal year 2012 diluted EPS estimates assume an average share count of approximately 25.2 million and 25.4 million respectively,  (assuming no further exercises of stock-based awards) and assume a stock price of $18.11, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 10, 2011.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Executive Management Team Appointments

On May 10, 2011, the Company made the following executive management appointments and promotions, effective immediately:

•                  Samir Dhir, who was serving as the Company’s Senior Vice President, Global Delivery Head and Head of India Operations, was promoted to an executive officer of the Company under the same title.  Samir joined Virtusa in March 2010.  Prior to Virtusa, Samir worked at Wipro Limited for over six years and

served in senior management roles.   Prior to Wipro, he held leadership positions with Avaya Inc. and Lucent Technologies Inc. in the United Kingdom.

•                  Thomas R. Holler, who was serving as the Company’s Executive Vice President and Chief Operating Officer, was promoted to Executive Vice President and Chief Strategy Officer.   Tom has been with Virtusa for 10 years, and in his new role will be responsible for leading and managing the Company’s strategic and business development initiatives.

•                  Keith Modder, who was serving as the Company’s President, Asia and Executive Vice President, was promoted to the Company’s Executive Vice President and Chief Operating Officer.  Keith has been with Virtusa for 10 years, and in his new role will be responsible for global operations management with a focus on driving efficiencies across our enterprise.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “I am pleased to announce these executive management appointments which will further strengthen our Company.  Keith will oversee operations with Samir managing global delivery, quality and service excellence, while Tom will lead our strategy and business development initiatives.  I am excited for Tom, Keith and Samir as they assume new and increased responsibilities.”

Conference Call and Webcast

Virtusa will host a conference call today, May 11, 2011 at 5:00 pm Eastern time to discuss the Company’s fourth quarter and full fiscal year 2011 financial results, current financial guidance, and other corporate developments.   To access this call, dial 888-466-4447 (domestic) or 719-325-2103 (international).  A replay of this conference call will be available through May 18, 2011 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 3901705.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well

About Virtusa Corporation

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing and modernizing their core customer facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements.  As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe and Asia.

© 2011 All rights reserved. Virtusa, Accelerating Business OutcomesSM and all other related logos/service names are either registered trademarks or trademarks of Virtusa Corporation in the US, UK, EU, India and/or Sri Lanka. All other company and service names are the property of their respective holders.

Non-GAAP Financial Information

(1) To determine year-over-year constant currency revenue for the Company’s fourth quarter of fiscal 2011, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended March 31, 2010 of 1.54 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended March 31, 2011 of 1.61 U.S. dollars to U.K. pounds sterling. To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2011, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended December 31, 2010 of 1.58 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended March 31, 2011 of 1.61 U.S. dollars to U.K. pounds sterling.

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa presents constant currency revenue to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote (1) above for further detail). Virtusa also presents a reconciliation of its cash, cash equivalents, short term and long term investments which it believes provides insight into its cash position and overall liquidity (see footnote (2) above for further detail). While Virtusa’s management believes that these non-GAAP revenue measures and cash reconciliation presentations are useful in evaluating Virtusa’s revenue and cash position and overall liquidity, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Virtusa’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; restrictions on immigration or changes in immigration laws; the loss of any key member of Virtusa’s senior management team, increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; Virtusa’s ability to sustain profitability or maintain profitable engagements; Virtusa’s ability to assimilate and integrate the operations of InSource, LLC and ConVista Consulting, LLC; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition-related charges; Virtusa’s ability to achieve expected synergies and operating efficiencies in the acquisitions within expected time-frames or at all; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar and the U.K. pound sterling; and the volatility of the market price of Virtusa’s common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2011	March 31, 2010

Assets:
Cash and cash equivalents	$50,218	$43,851
Short-term investments	45,713	27,820
Accounts receivable, net	41,823	31,160
Unbilled accounts receivable	7,512	6,123
Prepaid expenses	6,074	3,451
Deferred income taxes	1,244	540
Restricted cash	163	3,225
Other current assets	6,284	7,100
Total current assets	159,031	123,270

Property and equipment, net	29,183	24,525
Long-term investments	15,819	24,309
Long-term restricted cash	234	953
Deferred income taxes	7,591	5,865
Goodwill	19,046	19,090
Intangible assets, net	9,666	12,697
Other long-term assets	5,607	5,164
Total assets	$246,177	$215,873

Liabilities:
Accounts payable	$7,692	$6,769
Accrued employee compensation and benefits	13,447	8,949
Accrued expenses and other current liabilities	12,165	13,575
Deferred revenue	811	685
Income taxes payable	1,652	925
Total current liabilities	35,767	30,903
Long-term liabilities	3,074	3,176
Total liabilities	38,841	34,079

Stockholders’ equity	207,336	181,794
Total liabilities and stockholders’ equity	$246,177	$215,873

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenue	$58,294	$47,808	$217,979	$164,365
Costs of revenue	36,105	28,413	134,496	94,142
Gross profit	22,189	19,395	83,483	70,223
Total operating expenses	16,532	16,173	65,697	57,330

Income from operations	5,657	3,222	17,786	12,893

Other income (expense):
Interest income, net	640	506	1,974	1,895
Foreign currency transaction gains (losses)	(270)	(578)	(1,436)	(1,830)
Other, net	(62)	(21)	(97)	(9)
Total other income (expense)	308	(93)	441	56

Income before income tax expense	5,965	3,129	18,227	12,949
Income tax expense	739	(454)	2,027	820

Net income	$5,226	$3,583	$16,200	$12,129

Net income per share of common stock:
Basic	$0.22	$0.15	$0.68	$0.52
Diluted	$0.21	$0.15	$0.66	$0.50
Weighted average number of common shares outstanding
Basic	24,182,100	23,384,316	23,783,457	23,153,973
Diluted	25,130,760	24,220,740	24,717,808	24,032,675

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Year Ended
	March 31,
	2011	2010
Cash flows provided by operating activities:
Net income	$16,200	$12,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,398	5,286
Share-based compensation expense	3,921	3,377
Deferred income taxes, net	(986)	(1,435)
Gain on sale of plant and equipment	(33)	(27)
Foreign currency gain , net	1,436	1,830
Net changes in operating assets and liabilities:
Accounts receivable, net	(11,978)	(2,349)
Prepaid expenses and other current assets	(2,783)	2,580
Other long-term assets	(677)	(2,381)
Accounts payable	245	(9)
Accrued employee compensation and benefits	3,496	(916)
Accrued expenses and other current liabilities	2,508	(811)
Deferred revenue	104	601
Excess tax benefits from stock option exercises	(758)	(206)
Income taxes payable	1,774	459
Other long-term liabilities	(1,101)	449
Net cash provided by operating activities	19,766	18,577
Cash flows used for investing activities:
Purchase of short-term investments	(20,647)	(7,696)
Proceeds from sale or maturity of short-term investments	30,441	32,353
Purchase of long-term investments	(30,815)	(39,524)
Proceeds from sale or maturity of long-term investments	11,808	14,740
Purchase of property and equipment	(9,718)	(4,036)
Proceeds from sale of property and equipment	101	40
Acquisition of business, net of cash acquired	(3,219)	(28,483)
Decrease (increase) in restricted cash	3,704	(575)
Net cash used for investing activities	(18,345)	(33,181)
Cash flows provided by financing activities:
Proceeds from exercise of common stock options	4,649	1,795
Excess tax benefits from stock option exercises	758	206
Payment of contigent consideration related to Acquisition	—	(450)
Principal payments on capital lease obligation	(1,116)	(4)
Net cash provided by financing activities	4,291	1,547
Effect of exchange rate changes on cash and cash equivalents	655	1,210
Net increase (decrease) in cash and cash equivalents	6,367	(11,847)
Cash and cash equivalents, beginning of period	43,851	55,698
Cash and cash equivalents, end of period	$50,218	$43,851

Supplemental Non-GAAP Financial Information as of March 31, 2011 and 2010

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$50,218	$43,851

Short-term investments	45,713	27,820
Long-term investments	15,819	24,309
Total short-term and long-term investments, end of period	61,532	52,129

Total cash and cash equivalents, short-term investments and long-term investments	$111,750	$95,980

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